Exhibit 10.20

HEIDRICK & STRUGGLES

INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2008)

1.	PURPOSE OF THE PLAN

The purpose of the Heidrick & Struggles Incentive Plan is to provide incentives awards to key employees of, and independent contractors to, the Company, its Subsidiaries and Affiliates to retain, reward, and motivate such individuals for exerting their best efforts and achieving specific performance goals on behalf of the Company, its Subsidiaries and Affiliates. The Company believes that it will benefit from providing incentives that align such individuals’ interests with the Company’s key business strategy and objectives of achieving long-term revenue and operating income growth.

2.	DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	AFFILIATE: Any entity in which the Company, directly or indirectly, has at least a five percent ownership interest.

(b)	BOARD: The Board of Directors of the Company.

(c)	CHANGE IN CONTROL: As such term is defined in the GlobalShare Program.

(d)	CODE: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(e)	COMMITTEE: The Human Resources and Compensation Committee of the Board.

(f)	COMPANY: Heidrick & Struggles International, Inc. a Delaware corporation, and any successor thereto.

(g)	EFFECTIVE DATE: January 1, 2007, subject to approval by the Company’s stockholders at the Company’s annual meeting of stockholders held on May 24, 2007, and any adjournment or postponement thereof. The Plan shall remain in effect until terminated by the Board. The Plan has been amended and restated effective January 1, 2008.

(h)	GLOBALSHARE PROGRAM. The 1998 Heidrick & Struggles GlobalShare Program I or the 1998 Heidrick & Struggles GlobalShare Program II, as applicable, and any successor program thereto.

(i)	PARTICIPANT: An individual who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(j)	PLAN: The Heidrick & Struggles Incentive Plan, as it may be amended from time to time.

(k)	SUBSIDIARY: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

4.	ELIGIBILITY

Participants shall consist of the employees of, and independent contractors to, the Company and its Subsidiaries and Affiliates who the Committee may designate in its sole discretion from time to time as eligible to participate in the Plan. The Committee shall determine, in its sole discretion, (i) the performance periods and the performance goals pursuant to which incentive awards will be made, (ii) final incentive award amounts to be paid to Participants, and (iii) the form of compensation in which such incentive awards are to be paid. The Committee shall have the discretion to terminate a Participant’s participation in the Plan at any time, in which case no incentive award may be paid.

5.	PERFORMANCE CRITERIA

(a)	ESTABLISHMENT OF PERFORMANCE PERIOD AND PERFORMANCE GOALS. A Participant’s incentive award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no later than 25% after the start date of such performance period.

(b)

PERFORMANCE CRITERIA. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profits or profitability, including of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) price per

Share; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or Affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items.

6.	AWARD DETERMINATION AND PAYMENT

(a)	DETERMINATION. As soon as practicable following the completion of each performance period, the Committee shall determine whether, and to what extent, the applicable performance goals have been met with respect to a given Participant and shall certify and ascertain the amount of the applicable incentive award payable. No incentive award will be paid for such performance period until such certification is made by the Committee. The amount of the incentive award actually paid to a given Participant may be more or less than the amount determined by the applicable performance goal formula, at the discretion of the Committee; provided, however, that the amount of the incentive actually paid to a given Participant who is a “covered employee” under Section 162(m) of the Code for the calendar year in which the payment is made shall not be more than the amount determined by the applicable performance goal formula.

(b)	TIME OF PAYMENT. The amount of the incentive award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, but in no event later than March 15 of the calendar year following the calendar year in which the performance period ends.

(c)	EMPLOYMENT ON PAYMENT DATE REQUIRED. Notwithstanding the foregoing, no incentive award for a performance period shall be paid to a Participant who is not employed by the Company or a Subsidiary or Affiliate on the date the incentive award is paid.

(d)	FORM OF PAYMENT. The Committee in its sole discretion shall determine the portion of each incentive award to be paid in cash and the portion of each incentive award, if any, to be paid in the form of equity. Any equity compensation will be awarded under, and shall be subject to, the GlobalShare Program.

(e)	DEFERRAL. The Committee in its sole discretion may determine that payment of all or a portion of the incentive award otherwise payable to a Participant in cash shall be deferred until a later date, in which case the terms and conditions to which such deferral is subject shall be determined by the Committee and communicated in writing to the Participant. A Participant may elect to defer all or a portion of the incentive award otherwise payable to him or her in cash into the Heidrick & Struggles International, Inc. Deferred Compensation Plan, in accordance with the terms of such Deferred Compensation Plan.

(f)	MAXIMUM AWARD. In no event shall any Participant who is a “covered employee” under Section 162(m) of the Code for the calendar year in which the award is paid receive an incentive award under the Plan that exceeds $5,000,000 with respect to each calendar year of the performance period to which the award relates.

(g)	RETIREMENT. Incentive awards shall be subject to the Company’s Bonus, Restricted Stock Unit and Cash Deferral Retirement Policy.

7.	TAX WITHHOLDING

The Company shall have the right to deduct from the cash portion of any incentive award payment the amount of any taxes required by any law to be withheld with respect to such payment.

8.	CHANGE IN CONTROL

In the event of a Change in Control, the Committee shall have the right in its sole discretion to make any adjustments to the performance goals and incentive awards it deems appropriate, and to provide for an immediate payment of any incentive awards.

9.	NO RIGHT TO CONTINUED RELATIONSHIP; NO OBLIGATION OF UNIFORM TREATMENT

The granting of an incentive award under the Plan shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment or service of any Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant, employee or independent contractor shall have any claim to be granted any incentive award under the Plan, and there is no obligation for uniformity of treatment of Participants or any other persons.

10.	SUCCESSORS AND ASSIGNS

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, any beneficiary of such Participant, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11.	AMENDMENT OR TERMINATION OF PLAN

The Board may amend, alter or discontinue the Plan, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed. No amendment or termination of the Plan shall, without the consent of a Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding incentive award.

12.	CHOICE OF LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois.